NEWS RELEASE

Contact:	Bradford T. Ray	Roger D. Shannon
	Chief Executive Officer	Chief Financial Officer
	502/245-2110	502/245-2110

STEEL TECHNOLOGIES COMPLETES MERGER WITH MITSUI

Louisville, Ky. (June 1, 2007) -- Steel Technologies Inc. (NASDAQ: STTX) today announced that the Company has completed its previously announced merger with Mitsui & Co. (U.S.A.), Inc., a wholly owned subsidiary of Mitsui & Co., Ltd. (TSE:8031).  The Company has notified NASDAQ of the merger's closing so that it may suspend further trading of Steel Technologies' common stock as of the end of the current trading day.

            Commenting on the announcement, Steel Technologies' Chief Executive Officer, Bradford T. Ray, said, "We are pleased to announce the successful completion of our merger with Mitsui.  We are excited about the future of our company, especially with the backing and resources of a strong strategic owner like Mitsui and the opportunities it affords our customers, suppliers and employees."

            Under the terms of the merger agreement, Steel Technologies' shareholders will receive $30 per share in an all-cash transaction.  The Company has appointed National City Bank, N.A. as paying agent for the merger consideration.  National City Bank will contact shareholders directly with instructions and letter of transmittal forms for the surrender of stock certificates.  Shareholders should not send forms and/or stock certificates to Steel Technologies, as this will only delay receipt of their cash payment.  For more information concerning the process for obtaining payment for their shares, shareholders should contact National City Bank Shareholder Services at 1-800-622-6757.

            Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, construction, hardware, and consumer goods.  The Company operates 24 facilities, including its joint venture operations, located throughout the United States, Mexico and Canada.  More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

            Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company's Securities and Exchange Commission filings), which could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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